Exhibit 5.1

Mailander Law Office, Inc.
Louis Bank of Commerce, 835 5th Avenue, Suite 312  San Diego, CA 92101
Telephone: (619) 239-9034 | Facsimile: (619) 330-2900

January 13, 2009

Salon City, Inc.
909 North Palm Avenue
Suite 311
West Hollywood, California 90069

Attention: Mr. Steven Casciola, Chief Executive Officer,
Chairman of the Board of Directors

Dear Mr. Casciola:

    This office has acted as counsel for Salon City, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) covering the offering of up to six million shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) pursuant to the Salon City, Inc. 2009 Stock Incentive Plan referenced therein and included as an exhibit.

In rendering this opinion letter, I relied as to matters of material fact upon the representations of members of the Company’s management; however, I have no reason to believe that any such representations are incorrect or incomplete.  I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies.  In connection with this letter, I have concerned myself solely with the application of the laws of the State of Nevada and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Subject to the foregoing, I am of the opinion that when issued in conformance with the terms and conditions of the 2009 Stock Incentive Plan, the Common Stock to be issued pursuant to this Form S-8 Registration will be validly issued, fully paid and non-assessable.

The opinions expressed in this letter are given as of the date hereof, and I render no opinion as to any matter brought to my attention subsequent to the date hereof.  I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my law firm’s name wherever appearing in the Registration Statement, including any amendments or supplements thereto.

Sincerely yours,

MAILANDER LAW OFFICE, INC.

By: /s/ Tad Mailander
Tad Mailander